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                                                                     EXHIBIT 2.2
                                    FORM OF
                            SUBSCRIPTION AGREEMENT

     This Subscription Agreement (the "Agreement"), dated as of _________ __, 1997, is entered into by and among Interstate Hotels Company, a Pennsylvania corporation ("IHC"), Patriot American Hospitality Operating Company, a Delaware corporation ("OPCO"), and Patriot American Hospitality, Inc., a Delaware corporation ("Parent").

                             W I T N E S S E T H:
                             -------------------

     WHEREAS, the shares of common stock, par value $.01 per share, of OPCO (the "OPCO Stock") and the shares of common stock, par value $.01 per share (the "Parent Stock"), of Parent are paired and trade as a single unit on the New York Stock Exchange (the "Paired Shares");

     WHEREAS, IHC, OPCO and Parent entered into an Agreement and Plan of Merger dated as of December 2, 1997 (the "Merger Agreement");

     WHEREAS, the Merger Agreement provides for the merger of IHC with and into Parent (the "Merger") with Parent being the surviving corporation, and provides that the stockholders of IHC will be entitled to receive Paired Shares pursuant to the terms and subject to the conditions set forth therein;

     WHEREAS, to maintain the paired share structure of Parent and OPCO, IHC wishes to contract for the issuance to its stockholders as part of the Paired Shares to be issued to the stockholders of IHC pursuant to the Merger, of, and OPCO wishes to issue, an aggregate number of whole shares of OPCO Stock (each an "Issuable Share" and collectively the "Issuable Shares") that will be equal to, and paired with, the number of whole shares of Parent Stock to be issued to the stockholders of IHC pursuant to the Merger, upon the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, to effect a distribution to the stockholders of IHC, IHC and Parent desire to have OPCO issue the Issuable Shares directly to the stockholders of IHC.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties hereto agree as follows:

     1.    Issuance of Shares.
           ------------------

           (a) Subject to the satisfaction or waiver of the conditions set forth in Article VI of the Merger Agreement, IHC (or at Parent's option, Parent) hereby agrees to pay or deliver to OPCO, immediately prior to the consummation of the Merger, the aggregate Purchase Price (as defined below) for the Issuable Shares. Subject to the satisfaction or waiver of the conditions set forth in
Article VI of the Merger Agreement, OPCO hereby agrees to issue the Issuable Shares directly to the stockholders of IHC (the "Designees") in accordance with

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Sections 1(b) and 2 below. The purchase price (the "Purchase Price") for the
Issuable Shares shall be paid by IHC (or at Parent's option, Parent) in cash or property and per Issuable Share shall be equal to, or in the case of property have a value of, the product of (x) the Fair Market Value (as hereinafter defined) of a Paired Share, multiplied by (y) the relative value of a share of OPCO Stock as compared to a share of Parent Stock, which relative value shall be determined by the parties to this Agreement. For purposes of this Agreement, the term "Fair Market Value" shall mean the average per share closing price for a Paired Share on the NYSE Composite Transactions Tape (as reported in the Wall
                                                                         ----
Street Journal or, if not reported therein, by another authoritative source)
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over the 20 consecutive trading day period ending on the trading date immediately preceding the Closing Date.

     (b) The parties hereto acknowledge and agree that the Issuable Shares will be issued directly to the stockholders of IHC in connection with the Merger and will be paired with the Parent Stock issued in the Merger and neither IHC nor Parent will at any time become a stockholder of OPCO or have any right to receive OPCO Stock.

     2.    Payment and Issuance of Issuable Shares.
           ---------------------------------------

           (a) Subject to the terms and conditions of this Agreement and subject to the satisfaction or waiver of the conditions set forth in Article VI of the Merger Agreement, IHC (or at Parent's option, Parent) shall, immediately prior to the consummation of the Merger, cause to be paid to OPCO the aggregate Purchase Price for the Issuable Shares by check or wire transfer in immediately available funds, if payment is to be made in cash, or delivered to OPCO as evidenced by appropriate documentation conveying title to OPCO, if, at Parent's option and after agreement of the parties to this Agreement as to relative value of such property, payment is to be made by delivering property. Simultaneously with the payment or delivery of the aggregate Purchase Price, the Designees shall be identified as the recipients of the Issuable Shares.

           (b) Immediately following payment or delivery of the aggregate Purchase Price and the identification of the Designees pursuant to clause (a) above, OPCO shall cause the Issuable Shares to be deposited with the Exchange Agent pursuant to and in accordance with Section 2.02 of the Merger Agreement for issuance in accordance with Sections 2.01(d) and (g) of the Merger Agreement.

           (c) No fractional Issuable Shares will be issued to any Designee hereunder. In lieu thereof, payment, if any, will be made pursuant to, and in accordance with, Section 2.02(e) of the Merger Agreement.

     3.    Authorization and Reservation.  OPCO shall take all actions necessary
           -----------------------------
to authorize and reserve for issuance the Issuable Shares pursuant to this Agreement.

     4.    Representations and Warranties of OPCO.  OPCO hereby represents and
           --------------------------------------
warrants to IHC as follows:

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           (a)   OPCO has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by OPCO has been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of OPCO are necessary to authorize this Agreement or to consummate the transactions hereunder. This Agreement has been duly and validly executed and delivered by OPCO and, assuming the due authorization, execution and delivery hereof by IHC, constitutes the legal, valid and binding obligation of OPCO, enforceable against it in accordance with its terms.

           (b) The Issuable Shares, when issued, sold and delivered in accordance with this Agreement, will be validly issued, outstanding, fully paid and nonassessable, and free and clear of any and all liens, pledges, encumbrances, charges or claims created by OPCO, and not subject to preemptive or any other similar rights.

           (c) The execution and delivery of this Agreement by OPCO does not, and the performance of its obligations hereunder and the consummation of the subscription by it will not, (A) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of OPCO or any of its subsidiaries, (B) subject to the making of the filings and obtaining the approvals identified herein or in the Merger Agreement, conflict with or violate any Laws applicable to OPCO or any of its subsidiaries or by which any property or asset of OPCO or any of its subsidiaries is bound or affected, or (C) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss or modification in a manner materially adverse to OPCO or its subsidiaries of any material right or benefit under, or give to others any right of termination, amendment, acceleration, repurchase or repayment, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of OPCO or any of its subsidiaries pursuant to, any contract to which OPCO or any of its subsidiaries is a party or by which OPCO or any of its subsidiaries or any property or asset of OPCO or any subsidiary is bound or affected, except, in the case of clauses (B) and (C) for any such conflicts or violations which would not prevent or delay in any material respect consummation of the Merger, or otherwise, individually or in the aggregate, prevent OPCO from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Parent MAE.

           (d) The execution and delivery of this Agreement by OPCO does not, and the performance of its obligations hereunder and the consummation of the subscription by it will not, other than the Regulatory Filings, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority could not reasonably be expected to have a Parent MAE.

     5.    Representations and Warranties of IHC.  IHC hereby represents and
           -------------------------------------
warrants to OPCO as follows:

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           (a)   IHC has all necessary power and authority to execute and
deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by IHC and the performance by it of its obligations hereunder have been duly and validly authorized by all necessary action and no other proceedings on the part of IHC are necessary to authorize this Agreement or to consummate the transactions hereunder. This Agreement has been duly and validly executed and delivered by IHC and, assuming the due authorization, execution and delivery hereof by OPCO, constitutes the legal, valid and binding obligation of IHC, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject.

           (b) The execution and delivery by IHC of this Agreement does not, and the consummation by IHC of the transactions contemplated hereby will not,
(i) violate any provision of, or result in a breach, default or acceleration of any obligation under any contract, agreement or other instrument to which IHC is a party or by which IHC is bound or (ii) require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a IHC Material Adverse Effect.

     6.    Termination.  This Agreement shall terminate effective upon
           -----------
termination of the Merger Agreement pursuant to Article VII thereof.

     7.    Effect on Cooperation Agreement.  Nothing contained in this
           -------------------------------
Agreement, shall alter, limit, amend or restrict any of Parent's rights pursuant to that certain Cooperation Agreement, dated ________ __, 1997, between Parent and OPCO.

     8.    Governing Law.  This Agreement shall be governed by and construed in
           -------------
accordance with the laws of the State of Delaware.

     9.    Assignment; Binding Effect; Benefit.  This Agreement shall be binding
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upon, and inure to the benefit of, the parties hereto and their respective successors. This Agreement may not be assigned by either party without prior written consent of the other party.

     10.   Severability.  Any term or provision of this Agreement which is
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invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     11.   Counterparts.  This Agreement may be executed in any number of
           ------------
counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

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     12.   Capitalized Terms.  Capitalized terms used herein without definition
           -----------------
shall have the respective meanings ascribed to such terms in the Merger
Agreement

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     IN WITNESS WHEREOF the parties hereto have executed this Subscription
Agreement as of the date first set forth above.


                                            PATRIOT AMERICAN HOSPITALITY, INC.


                                            By:
                                               ---------------------------------
                                                Name:
                                                Title:


                                            PATRIOT AMERICAN HOSPITALITY
                                                OPERATING COMPANY


                                            By:
                                               ---------------------------------
                                                Name:
                                                Title:


                                            INTERSTATE HOTELS COMPANY


                                            By:
                                               ---------------------------------
                                                Name:
                                                Title:

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